UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SANDRIDGE ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

A Message from the Board of Directors

May 6, 2022

Fellow Stockholders,

Our upcoming Annual Meeting of Stockholders of SandRidge Energy, Inc. (“Company”) will be held at The Skirvin Hilton Oklahoma City—Continental Room, 1 Park Avenue, Oklahoma City, Oklahoma 73102, on May 31, 2022 at 10:00 a.m., central time.

We are asking you to vote FOR each of the director nominees in Proposal 1 in our Proxy Statement filed with the Securities and Exchange Commission on April 28, 2022 (the “Proxy Statement”). Proposal 1 is for the approval of each of Messrs. Firestone, Frates, Lipinski and Read to serve on the Board of Directors (“Board”) of the Company for a term expiring at the close of our 2023 annual meeting or until his or her successor is duly elected.

A proxy advisory firm has posed questions related to director attendance and the omission of a proposal to ratify the election of an auditor as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

In response, the Company hereby provides its Stockholders with additional information.

Attendance

The Board believes it is important for each Board member to attend Board meetings. After Mr. Frates’ appointment to the Nominating and Governance Committee on May 25, 2021 (the “Committee”), the Committee held two meetings. One of the meetings was held for the specific purpose of approving Mr. Frates’ compensation and therefore, he was requested not to attend that meeting. As such, Mr. Frates was not in attendance to one meeting following his appointment to the Committee. The Board believes that this is within the bounds of reasonable attendance.

Auditor

The Audit Committee is currently seeking proposals from independent registered public accounting firms. Accordingly, the Audit Committee has not made a determination of the audit firm that will be providing the 2022 audit for the Company. Therefore, the Company is currently not seeking the ratification of the selection of its independent registered public accounting firm by the stockholders for the year ending December 31, 2022 because it has not selected one yet. The selection of the Audit Committee will be submitted to stockholders for ratification at the next annual or special meeting of stockholders called for any purpose. If the stockholders fail to ratify such selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders

On behalf of the Board and management, we sincerely appreciate your continued support.

Based on the foregoing, the Board continues to recommend and encourage a vote FOR each of Messrs. Firestone, Frates, Lipinski and Read in Proposal    1.

For the Board of Directors,

Grayson Pranin,

President, Chief Executive Officer and Chief Operating Officer

SandRidge Energy, Inc.